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                                                                        EX-10.2


                                                                   CONFIDENTIAL

                          SALARY CONTINUATION AGREEMENT


        THIS SALARY CONTINUATION AGREEMENT ("Agreement") dated as of October 30, 1997 is effective upon closing of the Merger (as defined below) ("Effective Date"). The parties to the Agreement ("Parties"') are WEST COAST BANCORP ("Bancorp"), an Oregon corporation, CENTENNIAL BANK ("Bank"), a Washington state banking corporation (collectively, "Company"), and THOMAS W. HEALY ("Executive").

A. Bancorp and Centennial Holdings, Ltd. ("Centennial"), a Washington corporation and the parent bank holding company of the Bank, have entered into a Plan and Agreement of Merger dated as of October 30, 1997 ("Merger Agreement") under which Centennial will merge with and into Bancorp ("Merger").

B. Both the Company and Executive desire to continue Executive's services with the Company after the Merger is consummated and particularly in the event of a subsequent change in control of Bancorp.

C. To encourage Executive's continued services, Company desires to provide a salary continuation benefit to Executive following closing of the Merger.

        In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties agree as follows:

1. EFFECTIVE DATE AND TERM. As of the Effective Date, this Agreement shall be a binding obligation of the Parties, not subject to revocation or amendment except by mutual consent or in accordance with its terms. The term of this Agreement ("Term") shall commence as of the Effective Date and shall end one year thereafter, provided however, that this Agreement shall be automatically renewed for successive one year periods, unless the Board of Directors of either the Bank or Bancorp do not approve such renewal and provide written notice to the Executive of such event, or the Executive gives written notice to Company not less than 30 days prior to any such anniversary date of the Executive's election not to extend the term beyond its then scheduled expiration date. Notwithstanding the preceding, if a definitive agreement providing for a Change in Control (as defined below) is entered into on or before the expiration of the Term, the term of this Agreement shall be extended to 18 months after the consummation of such Change in Control. If the Merger is not consummated in accordance with the Merger Agreement, this Agreement will not become effective and will be void.

2. COMMITMENT OF EXECUTIVE. In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, as defined below (a "Change in Control Proposal"), Executive shall, at Company's request, assist Company in evaluating such proposal or offer. Further, Executive specifically agrees not to resign Executive's position with Company during any period from the receipt of a specific Change in Control Proposal until the consummation or abandonment of the transaction contemplated by such Proposal.


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3.      SALARY CONTINUATION PAYMENT.

        (a) Amount of Payment--Termination Event After Change in Control. Except as otherwise provided in this Section, in the case of a Termination Event After a Change in Control, as defined in
                Section 4, Executive shall receive a salary continuation payment ("Salary Continuation Payment") equal to the sum of the Regular Salary Continuation Payment and the Bonus Continuation Payment. The Regular Salary Continuation Payment shall equal Executive's regular monthly salary in effect as of the date of termination of employment (as reportable on Executive's IRS Form W-2, but including the amount of any voluntary deferrals of salary, and excluding any expense allowances or reimbursements, any bonuses, any gain from exercise of stock options, or any other similar non-recurring payments) which would be payable to Executive but for the termination from the date of termination of Executive's employment to the date 18 months after the Change in Control. The Bonus Continuation Payment shall equal (i) the most recent annual bonus paid to Executive, multiplied by (ii) -------------
                (x) the number of days during which Executive was employed but as to which no annual bonus has been paid plus the number of days from the date of ---- termination of employment to the date 18 months after the Change in Control divided by (y) 365.

        (b) Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, the Salary Continuation Payment shall not exceed an amount equal to $1.00 less than the amount which would cause the payment, together with any other payments received from Company, to be a "parachute payment" as defined in
                Section 280G(b)(2)(A) of the Internal Revenue Code.

4. TERMINATION EVENT AFTER CHANGE IN CONTROL. A Termination Event After a Change in Control shall be deemed to occur upon, and only upon, one or more of the following:

        (a) Termination of Executive's employment by the Executive for Good Reason (as defined herein) within 18 months after a Change In Control;

        (b) Termination of Executive's employment by Company other than for Cause, Disability, or Retirement (each of which is defined below) within 18 months after a Change In Control; or

        (c) Termination of Executive's employment by Company other than for Cause, Disability, or Retirement prior to a Change In Control if such termination occurs either (i) on or after announcement, by Company or any other party, of a contemplated Change In Control or an intended Change In Control, or (ii) on or after the date a contemplated or intended Change In Control should have been announced in conformity with applicable securities or other laws, but only if in either ----------- case a Change In Control occurs within 12 months after such termination of Executive's employment.

5.      DEFINITIONS.

        (a)     Cause. "Cause" shall mean only any one or more of the following:

                (i) Willful misfeasance or gross negligence in the performance of Executive's duties;


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                (ii)    Conviction of a crime in connection with such duties; or

                (iii) Conduct demonstrably and significantly harmful to Company as determined in the reasonable discretion of the Board of Directors of Bancorp.

        (b) Disability. "Disability" shall mean a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

        (c) Retirement. "Retirement" shall mean voluntary termination by the Executive in accordance with Company's retirement policies, including early retirement, if applicable to their salaried employees.

        (d) Good Reason. "Good Reason" shall mean only any one or more of the following:

                (i) Any reduction of Executive's salary or any reduction or elimination of any compensation or benefit plan benefiting Executive, which reduction or elimination is not of general application to substantially all employees of Company or such employees of any successor entity or of any entity in control of Company, unless such reduction or elimination is mutually agreed to between Executive and Company or is made in connection with a mutually agreed to reduction in Executive's duties or involvement in the Company or in the Bank's management;

                (ii) A relocation or transfer of Executive's place of employment which would reasonably require Executive to commute more than 50 miles each way from Executive's principal residence; or

                (iii) The assignment to the Executive of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement, unless such assignment is mutually agreed to between Executive and Company.

        (e) Change In Control. "Change in Control" shall mean either of the following:


                (i) A Person or Entity (as defined below) acquiring or otherwise becoming the owner (as a result of a purchase, merger, stock exchange, or otherwise) of more than 50% of the outstanding common stock of Bancorp, or

                (ii) The merger of Bancorp into any corporation, or the merger of any corporation into Bancorp, where more than 50% of the stock of such corporation or Bancorp, as the case may be, (the "Surviving Corporation") is owned by other than the owners of the common stock of Bancorp prior to such merger.

        (f) Person or Entity. "Person or Entity" shall include any one or more persons


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                and/or entities acting in concert with respect to their
                interests in the Surviving Corporation.

6. OTHER COMPENSATION AND TERMS OF EMPLOYMENT. This Agreement is not an employment agreement. Accordingly, except with respect to the Salary Continuation Payment, this Agreement shall have no effect on the determination of any compensation payable by Company to the Executive, or upon any of the other terms of Executive's employment with Company. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with Company pursuant to employee benefit plans of Company or otherwise.

7. WITHHOLDING. All payments required to be made by Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. ASSIGNABILITY. Company may assign this Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which Company may hereafter merge or consolidate or to which Company may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

9.      GENERAL PROVISIONS.

        (a) Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Oregon.

        (b) Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorneys' fees.

        (c) Attorney Fees. In the event of any breach of or default under this Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to recover from the non-prevailing party any and all such fees, costs and expenses, including attorney fees.

        (d) Entire Agreement and Understanding. This Agreement constitutes the entire understanding and agreement between Executive and the Company concerning its subject


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                matter and supersedes all prior agreements, correspondence, representations, or understandings between the Parties relating to its subject matter. Executive waives any and all rights which may have existed under any prior agreements, correspondence, representations or understandings between Executive and the Bank, Centennial, or any affiliate of the Bank or Centennial, including without limitation any rights Executive may have under the Employment Agreement dated March 11, 1996 between Executive and Centennial.

        (e) Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, successors and assigns.

        (f) Construction. This Agreement contains the entire agreement among the Parties with respect to its subject matter, and may be amended or modified only in a writing executed by all of the Parties. Its language is and will be deemed to be the language chosen by the Parties jointly to express their mutual intent. No rule of construction based on which party drafted the Agreement or certain of its provisions will be applied against any party. This Agreement may be amended only in a writing signed by the parties.

        (g) Captions. The captions of the respective sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

        (h) Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one Agreement.


        EXECUTED by each of the parties effective as of the date first stated above.

BANCORP:                                    CENTENNIAL BANK:


WEST COAST BANCORP,                         CENTENNIAL BANK, a Washington
an Oregon corporation                       state banking corporation



By:____________________________             By:_____________________________
        Victor L. Bartruff                                Daniel D. Yerrington
        Its:  President and CEO                           Its:   President



EXECUTIVE:


----------------------------------------
THOMAS W. HEALY


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